Exhibit 3.6
EXECUTION COPY
AMENDMENT NO. 2 TO THE
CERTIFICATE OF DESIGNATION
OF
SPECIAL PREFERRED VOTING SHARES
OF
CENTERLINE HOLDING COMPANY
This Amendment No. 2 (this “Amendment”) to the Certificate of Designation of Special Preferred Voting Shares (the “SPV Shares”), as amended by Amendment No. 1 effective as of May 4, 2007 (collectively, the “SPV COD”) of Centerline Holding Company, a Delaware statutory trust (“Centerline”), was duly approved by the requisite holders of the SPV Shares, and is hereby elected to be adopted by Centerline, effective as of March 5, 2010 (the “Effective Date”).
RECITALS:
WHEREAS, Centerline (i) has entered into a purchase and sale agreement, by and among a subsidiary (“Newco”) of Island C-III Holdings LLC, on the one hand, and Centerline and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (a) Centerline’s assets comprising the former ARCap Investors LLC business and certain other assets and (b) newly issued Special Series A Shares of Centerline; and (ii) has and/or will be entering into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which it will provide executive management services to Centerline (the “Transaction”);
WHEREAS, as a condition to consummating the Transaction, Centerline has agreed to amend the SPV COD to eliminate the right of the holders of the SPV Shares to nominate and/or elect certain trustees to Centerline’s Board of Trustees, subject to approval by the requisite number of holders of SPV Shares;
WHEREAS, Section 5(c) of the SPV COD requires the affirmative vote or consent of the holders of a majority of the outstanding SPV Shares in order to amend the SPV COD;
WHEREAS, in connection with the consummation of the Transaction and in accordance with Section 5(c) of the SPV COD, Related General II, L.P. (“RG II”), as the holder of a majority of the outstanding SPV Shares, has consented to the amendment of the SPV COD as set forth herein pursuant to that certain Omnibus Agreement among RG II, Centerline and other signatories dated as of March 5, 2010; and
WHEREAS, the Board of Trustees of Centerline has duly approved and adopted this Amendment and the terms hereof and caused Centerline to elect (as evidenced by its execution hereof) to adopt this Amendment.
NOW, THEREFORE, the SPV COD is hereby amended effective as of the Effective Date, as follows:
1. Section 5(d). Section 5(d)of the SPV COD is hereby deleted in its entirety.

2. No Further Amendments. Except as otherwise amended herein, the Certificate of Designation remains unchanged and in full force and effect.
3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
4. Severability. Each provision of this Amendment is intended to be severable. If any term or provision of this Amendment is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Amendment.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the Effective Date.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer